Exhibit 15(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-208276, 333-178183 and 333-162857 on Forms S-8 of our reports dated April 28, 2016, relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts); and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2015.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 28, 2016

Exhibit 15(a)-1